Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        As the independent registered public accounting firm to Mestek, Inc. (the “Company”), we hereby consent to the inclusion of our reports on the consolidated financial statements and supplemental schedule, dated March 21, 2005, in the Company’s Annual Report on Form 10K for the year ended December 31, 2004. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Mestek, Inc. on Form S-8 (File Numbers 333-06429, effective July 9, 1996 and 333-82067, effective July 1, 1999).

/s/ Vitale Caturano & Company, Ltd.

Boston, Massachusetts
March 31, 2005